EXHIBIT 10.12

LUXOR PHYSICALLY BACKED FORWARD -

MASTER AGREEMENT

10/4/2023

dated as of ……………………

between

BitMine Immersion Technologies, Inc.

LUXOR TECHNOLOGY CORPORATION and ………………………………………………………………………….

(“the Buyer”)                                                                                              (“the Seller”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Luxor Physically Backed Forward Master Agreement, which includes documents confirming evidence (each a “Forward Contract”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions.

Accordingly, the parties agree as follows: ―

Agreement Terms

1.	Definitions
a.	“Daily Hashrate” means the amount of Petahash the Seller will be delivering to the Buyer on a daily basis.

b.	“Daily Delivery Quota” means the Daily Hashrate multiplied by the Luxor Bitcoin Hashprice Index Daily Reference Rate

c.	“Daily Delivery Payment” is equal to the Margin divided by the duration of the Agreement.

d.	“Delivery Shortfall” means the Daily Delivery Quota, on a transaction day, is less than the amount in the Forward Contract.

e.	“End Date” represents the last date specified in the Forward Contract.

f.	“Forward Contract” means a transaction where the Buyer agrees to purchase hashrate from the Seller, and the Seller agrees to provide the specified hashrate as outlined in individual transactions.

g.	“Hashprice” represents one petahash per second (“PH/s”), per calendar day. Each Unit will trade in increments of $0.01.

h.	“Notional Value” represents the number of Units multiplied by the Hashprice.

i.	“Notional Purchase Amount” represents the Unit Hashprice multiplied by the number of units.

j.	“Start Date” represents the beginning of the Forward Contract.

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2.	Term
This Agreement shall remain in effect until terminated by either Party in accordance with the provisions outlined herein.

3.	Hashrate Forward Contract
The Buyer agrees to purchase hashrate from the Seller, and the Seller agrees to provide the specified hashrate as outlined in individual transactions (the “Luxor Physically Backed Forward Contract” executed under this Agreement.

4.	Obligations
a.	Buyer agrees to deliver 100% of the Notional Purchase Amount to the Seller by the End Date of the Agreement.
b.	The Seller agrees to direct 100% of the agreed upon Hashrate, equal to the sum of the daily delivery quota, to the Luxor Mining Pool each Transaction Day.
c.	In the event a Delivery Shortfall is deemed to occur, the Seller agrees to pay the Shortfall balance in Bitcoin.

5.	Security Interest and Lien
a.	As collateral security for the payment and performance in full of all Seller’s obligations under this Agreement, Seller hereby pledges and grants to the Buyer a lien on and security interest in and to all of the right, title and interest of the Seller in, to, and under the Collateral and interests in such Collateral, wherever located, in accordance with the Unit Lien Agreement attached as Exhibit B.
b.	Seller hereby irrevocably authorizes the Buyer, at any time and from time to time, to authenticate and file in any relevant jurisdiction any financing statement (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation: (i) whether Seller is an organization, the type of organization, and any organizational identification number issued to Seller; (ii) a description of the Collateral as “all equipment, resources, and movable property used to service Buyer’s Purchase Order(s)” or similar language describing the Collateral; and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Seller agrees to provide all information described in the immediately preceding sentence to Buyer promptly upon request.

6.	Forward Contract Terms
Each Luxor Physically Backed Forward Contract executed under this Agreement shall specify the details of the Daily Hashrate, Unit Hashprice, Notional Purchase Amount,Daily Delivery Payments, Daily Delivery Quota, Duration, and any additional terms agreed upon by the Buyer and Seller, in accordance with the Hashrate Forward Contract attached as Exhibit A.

7.	Payment
The Buyer shall pay the Seller the agreed-upon Forward Contract price for the hashrate provided. Payment terms shall be specified in each Forward Contract and may include daily, monthly, or other periodic payments.

8.	Hashrate Performance Monitoring
The Seller shall use commercially reasonable efforts to provide the agreed-upon hashrate to the Buyer as per the terms and conditions outlined in each Forward Contract.

9.	Performance Monitoring
The Parties agree to monitor the hashrate performance during the term of each Forward Contract. The Seller shall provide regular updates on the hashrate output and any relevant performance metrics as mutually agreed upon.

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10.	Default
a.	An “Event of Default” shall be deemed to occur in the event a Delivery Shortfall occurs (including any Delivery Shortfall identified in an audit conducted under Section 4(b)) and Seller fails to cure such Delivery Shortfall by delivering a quantity of Bitcoin within 72 hours of the date of written. With each 72-hour period thereafter that such failure remains uncured constituting a separate Event of Default.
b.	A “Terminal Default” shall be deemed to occur upon the occurrence of : (i) two (2) Events of Default (including contiguous 72-hour periods) within a one (1) month period; (ii) three (3) Events of Default (including contiguous 72 hour periods) within a three (3) month period.

11.	Termination
Either Party may terminate a Forward Contract or this Agreement in the event of a material breach by the other Party. Termination shall be subject to any notice periods and cure rights specified in the applicable Forward Contract or governed by applicable laws.

12.	Confidentiality
This Agreement, all Transactions subject to this Agreement, and all communications relating to this Agreement or any Transaction subject to this Agreement, and any information made available by one party or its Representatives (as defined below) to the other party or its Representatives with respect to this Agreement or any Transaction subject to this Agreement, are confidential (collectively, “Confidential Information”). Confidential Information shall not be disclosed by a party or its Affiliates or Representatives to any other person, except that Confidential Information may be disclosed (i) to a party’s Affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such person or its Affiliates; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder; (v) as may be furnished to that party’s accountants, auditors, attorneys, banks, consultants, lenders, investors, and potential investors (collectively the “Representatives”) who shall be required to keep the information that is disclosed in confidence; (vi) with the written consent of the other party; or (vii) to the extent such information (a) becomes publicly available other than as a result of a breach of this section or (b) becomes available to either party or any of its Affiliates on a nonconfidential basis from a source other than the other party.

13.	Disclosure
Under no circumstances does Luxor provide legal, financial, investment,accounting, tax, estate-planning,or other professional advice. We may provide information relating to investment approaches and opportunities to buy or sell assets, but you should not construe any features, tools, or other content as being legal, financial, investment, accounting, tax, estate-planning, or other professional advice.

Nothing contained in this transaction constitutes a solicitation, recommendation, endorsement, or offer by us or a third-party service provider to buy or sell any asset or other financial instrument. We encourage you to seek professional advice regarding any tax and legal requirements with which you must comply.

14.	Intellectual Property Rights
Luxor Technology Corporation retains all rights, titles, and interests to its own intellectual property, including all copyrights, inventions, trademarks, designs, domain names, know-how, trade secrets, and other intangible property and other rights ("IPR") in the Services, or any part of it, including all Luxor’s content and materials contained on the Platform or provided in connection with the Services, including but not limited to text, graphics, logos, images, videos, and software. There is no intention to transfer any ownership of IPR between the parties under these Terms of Service.

You may not copy, modify, distribute, transmit, display, reproduce, publish, license, create derivative works from, or sell any information, software, products, or services obtained from or through our Platform without our prior written permission. Any unauthorized use or reproduction of our IPR may result in civil and criminal penalties. By using the Services, you agree to respect and protect our IPR and acknowledge that any infringement may cause irreparable harm to Luxor Technology Corporation.

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15.	Governing Law and Jurisdiction
This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine (other than as set forth in Sections 5-1401 and 5-1402 of the New York General Obligations Law).

16.	Waiver of Jury Trial
EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY CREDIT SUPPORT DOCUMENT.

17.	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.
“Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or futureregulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practicesadopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

18.	Entire Agreement
This Agreement, including any Forward Contracts executed hereunder, constitutes the entire agreement between the Parties with respect to the subject matter herein andsupersedes all prior negotiations, understandings, or agreements, whether written or oral.

Each Forward Contract executed under this Agreement shall be subject to the terms and conditions contained herein, unless explicitly stated otherwise. Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter substantially similar to this letter, which letter sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement of those terms.

IN WITNESS WHEREOF, the Parties have executed this Physically Backed Hashrate Forward Master Agreement as of the Effective Date.

For and on behalf of:

LUXOR TECHNOLOGY CORP.		Bitmine Immersion Technologies, Inc.

By:	/s/ Matthew Williams	By:	/s/ Jonathan Bates

	Name: Matthew Williams		Name: Jonathan Bates

	Title: Head of Derivatives		Title: CEO

	Date: 10/4/2023		Date: 10/4/2023

Execution Date:

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EXHIBIT A

LUXOR PHYSICALLY BACKED FORWARD CONTRACT

Execution Date: 10/4/2023

From:	LUXOR TECHNOLOGY CORP. (“the Buyer”)
1100 Bellevue Way NE Suite 8A #514 Bellevue, WA 98004 US
BitMine Immersion Technologies, Inc.

To:	(“the Seller”)
Address: BitMine Immersion Technologies, Inc.
2030 Powers Ferry Road SE; Suite 212;
Atlanta, GA 30339

Dear Sir, Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of this Luxor Physically Backed Forward Transaction (“Transaction”) entered into between LUXOR TECHNOLOGY CORPORATION. ("the Buyer"), and BitMineImmersion Technologies, Inc. (the “Seller”). The Buyer and the Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

1.	Background

The Buyer wishes to purchase hashrate from Seller and the Seller agrees to provide such hashrate, subject to the terms and conditions set forth in this Agreement.

2.	Application:

This Confirmation shall apply to the Transaction entered into between the Buyer and the Seller on the Trade Date.

3.	Hashrate Forward Sale

The Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, all of right, title, and interest in and to certain Future Receivables. The Buyer must pay the Advance Amount to the Seller as a condition to the effectiveness of this Agreement. In the event of breach or termination of this Agreement, the Seller must immediately pay any outstanding amounts owed under this Agreement to the Buyer.

4.	Delivery of Advance Amount

On or around the Effective Date, the Buyer must transfer the Advance Amount to the Seller.

5.	Daily Delivery Quota
a.	Each day subsequent to the transfer of the Advance Amount by the Buyer, the Seller must transfer the Daily Delivery Quota to the designated Luxor Pool Account. The Seller is obligated to deliver the sum of the all the Daily Delivery Quota payments before the termination of this Agreement.
b.	Daily delivery payments on margin return will begin 21 days after first date The Seller begins the Daily Delivery Quota.

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6.	Forward Contract Terms

Start Date:	10/05/2023
End Date:	04/01/2024
Daily Hashrate (in Petahash)	60
Number of Units of Hashprice (Daily Hashrate x Duration):	10800
Unit Hashprice:	.00175699	BTC
Notional Purchase Amount (Hashprice x # of Units):	18.975492	BTC
Margin Amount:	5.6926476	BTC
Advance Amount (Purchase Amount less Margin):	13.2828444	BTC
Daily Delivery Payments:	As defined in Master Agreement	BTC
Daily Delivery Payments per PH:	As defined in Master Agreement	BTC
Daily Delivery Quota:	BTC Hashprice Index * 60 PH	BTC
Duration:	180 calendar days; beginning as of the Duration Start Time and ending as of the Settlement Time on the Settlement Date.
Duration Start Time based on Coordinated Universal Time (“UTC”):	UTC 00:00:00 on the Start Date
Settlement Time:	UTC 23:59:59 on the End Date
Settlement Currency:	BTC
Calculation Agent:	Luxor Technology Corporation
Business Day:	New York

IN WITNESS WHEREOF, the Parties have executed this Physically Backed Hashrate Forward Master Agreement as of the Effective Date.

LUXOR TECHNOLOGY CORP.		Bitmine Immersion Technologies, Inc.

By:	/s/ Matthew Williams	By:	/s/ Jonathan Bates

	Name: Matthew Williams		Name: Jonathan Bates

	Title: Head of Derivatives		Title: CEO

	Date: 10/4/2023		Date: 10/4/2023

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EXHIBIT B

UNIT LIEN AGREEMENT

[To be provided and attached by Luxor Technology Corporation]

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